Exhibit 99.2

SELECTED FINANCIAL DATA

     The following selected consolidated financial data of the Company are qualified by reference to and should be read in conjunction with the supplemental consolidated financial statements, related notes thereto and other financial data elsewhere herein. These historical results are not necessarily indicative of the results to be expected in the future.

     In 1993, the Company changed its fiscal year end to September 30, thus operating information for the nine months then ended represents the Company's fiscal period.


                                                                                                    Six Months Ended
                                              Periods Ended September 30,                               March 31,
                          --------------------------------------------------------------------    --------------------
                            Nine
                           Months                         Years
                          --------    --------------------------------------------------------    --------------------
                                                  (In millions, except per share amounts)
                                                                                                       (Unaudited)
                            1993        1993        1994        1995        1996        1997        1997        1998
                          --------    --------    --------    --------    --------    --------    --------    --------
Income Statement
Data: (1) (2)
Revenues................  $  345.5    $  452.3    $  734.4    $  862.8    $1,136.2    $1,567.5    $  655.0    $  867.5
Net income from
 continuing operations..      14.0        19.3        30.7        34.4        53.2        65.3        27.6        37.8
Net income per share
from continuing
operations
     Basic..............       .36         .50         .75         .80        1.15        1.29         .57         .72
     Diluted............       .36         .49         .72         .77        1.07        1.16         .51         .64
Cash dividends declared
per common share (3)....        --          --          --          --          --         .06         .02         .04

                                                          As of September 30,                        As of March 31,
                                      --------------------------------------------------------    --------------------
                                        1993        1994        1995        1996        1997        1997        1998
                                      --------    --------    --------    --------    --------    --------    --------
Balance Sheet Data: (1) (2)                                            (In millions)
                                                                                                       (Unaudited)
Inventories................           $  271.6    $  409.5    $  574.2    $  690.2    $1,024.3    $  935.8    $1,229.4
Total Assets...............              346.2       536.4       705.6       841.3     1,248.3     1,133.2     1,508.0
Notes Payable..............              177.0       276.9       402.7       420.2       650.7       591.2       846.1
Stockholders' Equity.......              117.4       183.1       216.6       306.6       427.9       388.4       465.1

----------
(1) See Note C to the audited financial statements for details concerning acquisitions by the Company.
(2) On April 20, 1998, Horton and Continental consummated a merger pursuant to which Continental was merged into the Company, with 2.25 shares of the Company common shares being exchanged for each outstanding share of Continental. Approximately 15,459,500 Horton common shares were issued to effect the merger. The merger with Continental was treated as a pooling of interests for accounting purposes. Therefore, all financial amounts have been restated as if Continental and the Company had been combined.

    Prior to the merger, Continental had a fiscal year end of May 31. Accordingly, the Continental consolidated balance sheets as of May 31, 1993, 1994, 1995 and 1996 have been combined with the Company's balance sheets as of September 30, 1993, 1994, 1995 and 1996, respectively. The related Continental statements of income, stockholders' equity and cash flows for the years ended May 31, 1993, 1994, 1995 and 1996 have been combined with the Company's statements of income, stockholders' equity and cash flows for the fiscal years ended September 30, 1993, 1994, 1995 and 1996, respectively. Continental's balance sheet and the related statement of income, stockholders' equity and cash flows have been restated to conform to the Company's fiscal year end of September 30, 1997.

    As permitted by regulations of the Securities and Exchange Commission, Continental's four-month period ended September 30, 1996 has been omitted from the financial statements. Continental's revenues, cost of sales, income before taxes and net income for this four month period were $234.4 million, $191.6 million, $18.8 million and $11.2 million, respectively.
(3) Cash dividends per common share represent those dividends declared to D.R. Horton, Inc., shareholders, unadjusted for the merger.


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